Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS AGREEMENT, is made on June 28, 2007, by and between, Q.B.I. Enterprises Ltd. (the “Company”) and Dr. Elena Feinstein, (the “Executive”);

WITNESSETH THAT:

WHEREAS, the Executive is currently an employee of the Company pursuant to an employment agreement between the Executive and the Company dated December 15, 1997, as amended form time to time, (the “Prior Agreement”);

WHEREAS, the Company and the Executive desire to amend and document the terms of employment of the Executive effective as of May 1, 2007(the “Effective Date”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and the Company hereby agree as follows:

1.           Performance of Services. The Executive’s employment with the Company shall be subject to the following:

(a)           Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive in the position of Chief Scientific Officer of the Company. The Executive shall also be employed by the Company’s parent company Quark Pharmaceuticals, Inc. (“Quark”) under a separate agreement.

(b)           While the Executive is employed by the Company, the Executive shall devote her full time and best efforts, energies and talents to serving the Company and Quark, in accordance with this agreement and the agreement with Quark. Services rendered by the Executive to Quark shall not be considered contrary to or in breach of this Agreement and shall be subject to a separate agreement between Quark and Executive (the “Quark Agreement”). Apart from rendering services to Quark, as indicated above, Executive shall not be engaged in any other employment nor engage in any other business activities for any other person, firm or company without the prior written consent of the Company and provided that Executive utilizes her vacation days (subject to clause 2 (g)- Vacation) for such engagement and such engagement will not be on account of the time that Executive has undertaken under this Agreement as Company Executive Company hereby grants Executive consent to engage in a Consultant Agreement with Cleveland BioLabs, Inc. (“Cleveland BioLabs”) dated May 1, 2007 for the projects listed in Exhibit A to the Consultancy Agreement (the “Exhibit A to Consultant Agreement”). The Exhibit A to Consultant Agreement is attached hereto as Exhibit A. Such consent is subject to the following: Company shall have full control over Exhibit A and at its sole discretion shall have the right to instruct Consultant to terminate providing her services to Cleveland BioLabs on the activities and projects that are listed in Exhibit A if they become directly competing with the business of Company. Any Modifications to Exhibit A shall require the prior written consent of Company and Executive is responsible to give immediate notice to Company of the intention to implement such Modification in order to provide Company the opportunity to decide if such services compete directly with the business of Company. Modifications to Exhibit A shall include without limitation: adding new services to the list, changing the existing services or the Company decides that such services (existing or new) compete directly with the business of the Company (the “Modifications”).

1.

(c)           The Executive shall report to the Chief Executive Officer of the Company and of Quark (the “CEO”) and shall perform the duties, undertake the responsibilities and exercise the authority customary for an employee in the Executive’s position and shall perform such additional duties as may be assigned to him by the CEO.

(d)           The Executive agrees that she shall perform her duties faithfully and efficiently subject to the direction of the CEO. The Executive’s duties shall include providing services for both the Company and its Affiliates (as defined below) as determined by the Company. For purposes of this Agreement, the term “Affiliate” shall mean Quark and any corporation, partnership, joint venture or other entity in which at least a fifty percent interest in such entity is owned, directly or indirectly, by Quark or the Company.

(e)           The Executive’s place of employment shall be in Israel, provided that the Company may require the Executive to travel outside Israel in order to fulfill her duties with the Company and Quark.

(f)           The Executive’s position is a “senior managerial position”, as defined in the Israeli Work and Rest Hours Law, 1951, and requires a high level of trust. Accordingly, the provisions of said law shall not apply to the Executive and the Executive agrees that she may be required to work beyond the regular working hours of the Company, for no additional compensation other than as specified in this Agreement.

(g)           The employment of the Executive under this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with the provisions of Section 3 below (the “Employment Period”).

2.           Compensation and Benefits. Subject to the terms of this Agreement, during the Employment Period, the Company shall compensate the Executive for her services as follows:

(a)           Base Salary. The Executive shall receive base salary at an annual rate of $100,000 U.S. Dollars payable in equal installments on the regular employment payroll dates of the Company, calculated in accordance with the representative rate of exchange of the NIS against the Dollar published by the Bank of Israel as in effect on the last day of the month in respect of which the salary is paid, inclusive of travel expenses to which the Executive is entitled in accordance with applicable laws. Said salary and travel expenses shall be paid in arrears by the 9th day of each month in respect to a preceding month in which the Executive was in employment (the “Salary”), The Salary will be adjusted from time to time in accordance with the cost of living increments (Tossefet Yoker) which apply to all Employees in Israel.

(b)           Stock Awards. If an award in the form of a stock options (“Stock Options”) is granted to the Executive, it will be made in accordance with the terms and principles detailed in Quark’s Stock Option Plan for Israeli Employees. The Stock Options will be granted under Quark’s standard stock option agreement for Company employees to be entered into between the Executive and Quark.

2.

(c)           Managers’ Insurance and Pension Fund. During the Employment Period, the Company shall take out a Managers’ Insurance (Bituach Menahalim) and Pension Fund (Keren Pensya) policy and shall contribute thereto, on a monthly basis, 18.33% of the Executive’s monthly Salary, 8.33% of which shall be in respect of severance compensation (the “Severance Component”), 5% of which shall be in respect of pension, and 5% of which shall be deducted by the Company from the monthly payment of the Executive’s Salary as the Executive’s contribution to said Managers’ Insurance and Pension Fund. The parties acknowledge and agree that in accordance with Section 14 to the Severance Pay Law 5723-1963, the allocation to Managers’ Insurance and Pension Fund under this Section 2(c) shall be in lieu of severance pay according to the Severance Pay Law that Executive may be entitled to.

(d)           Disability. During the Employment Period, the Company shall take out Disability Insurance (Ovdan Kosher Avoda) as in effect immediately prior to the Effective Date and contribute thereto, on a monthly basis, 2.5% of the Executive’s monthly Salary.

(e)           Education Fund. During the Employment Period, the Company shall contribute to an Education Fund (Keren Hishtalmut), on a monthly basis, 7.5% of the Executive’s monthly Salary, subject to the Executive’s contribution of an additional 2.5% of her monthly Salary. All tax obligations related to the Education Fund shall be borne by the Executive.

(f)           Recreation Funds. During the Employment Period, the Company shall provide and pay the Executive Recreation Funds (Dmei Havra’ah) at the rate required by applicable law and regulations.

(g)           Vacation. During each calendar year during the Employment Period, the Executive shall be entitled to 14 working days of vacation (or a pro rata number of days for any partial year that occurs during the Employment Period) determined in accordance with applicable employment laws of Israel and Company policies on dates to be coordinated with the Company in advance. The Executive shall not be entitled to receive from the Company any Sabbatical Year Leave. The Executive has accumulated up until November 2003: 81.76 vacation days. These days will not be brought into account when calculating the 28 days per year that the Executive is entitled to accumulate according to Company policy.

(h)           Sick Leave. The Executive shall be entitled to sick leave pursuant to the Sick Pay Law - 1976.

(i)           Use of Company Car. During her employment with the Company hereunder, the Executive shall have the use of a Company car free of charge. Any income tax which may be assessed on such use of the car shall be for the account of the Company. The Executive will be responsible for the payment of fines (if any) imposed with respect to the use of the car by her.

3.

(j)            Expenses. The Company will pay or reimburse Executive for reasonable travel or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder in accordance with the Company’s established policies (including reimbursement for telephone expenses). Executive shall furnish the Company with evidence of the incurrence of such expenses within a reasonable period of time from the date that they were incurred.

(k)           Taxes. All sums mentioned in this Agreement are pre-tax. The Executive shall bear and pay any and all taxes imposed on her Salary, the Stock Options and any all benefits hereunder.

3.           Termination. The Executive’s employment with the Company during the Employment Period may be terminated under the following circumstances:

(a)           Death. The Executive’s employment hereunder shall terminate upon her death.

(b)           Disability. If the Executive becomes Disabled, the Company may terminate her employment with the Company. For purposes of this Agreement, the Executive shall be deemed to be “Disabled” if she has a physical or mental disability which renders her incapable of performing substantially all of her duties hereunder for a period of 90 days (which need not be consecutive) in any 12-month period. In the event of a dispute as to whether the Executive is Disabled, the Company may, at its expense, refer her to a licensed practicing physician of the Company’s choice and the Executive agrees to submit to such tests and examination as such physician shall deem appropriate. The determination of such physician shall be final and binding on the Company and Executive.

(c)           Cause. The Company may terminate the Executive’s employment hereunder immediately and at any time for Cause by written notice to the Executive detailing the basis for the Cause termination. For purposes of this Agreement, “Cause” means (i) gross negligence or willful failure by the Executive to perform her duties as an employee of the Company (other than any such failure resulting from incapacity due to physical or mental illness), (ii) willful misconduct by the Executive which is materially injurious to the Company or its Affiliates, monetarily or otherwise, (iii) the engaging by the Executive in egregious misconduct involving moral turpitude to the extent that her creditability and reputation no longer conforms to the standard of senior executives of the Company and its Affiliates, (iv) the commission by the Executive of an act of dishonesty or breach of trust; or (v) a material breach of this Agreement.

(d)           Termination by Executive. The Executive may terminate her employment hereunder at any time for any reason by giving the Company prior written notice not less than 120 days prior to such termination.

(e)           Mutual Agreement. This Agreement may be terminated at any time by mutual written agreement of the parties.

(f)           Termination by the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time for any reason by giving the Executive prior written notice not less than 120 days prior to such termination. During the Notice Period, the Executive will continue to be employed by the Company pursuant to the terms of this agreement and to receive the Salary and other benefits hereunder. Notwithstanding the above, the Company may, at any time during any Notice Period, waive at its sole discretion, the Executives obligation to continue in the employment of the Company and to forthwith terminate her employment hereunder, by paying the Executive an amount equal to the Executive’s Salary multiplied by the number of months remaining until the end of the applicable Notice Period.

4.

(g)           Termination of the Quark Agreement for any reason shall automatically give the Company the right to terminate this Agreement simultaneously with the termination of the Quark Agreement or at any time thereafter upon written notice by the Company to Executive. In the event that Company decides to employ the Executive only in the Company and not in Quark, Company may terminate the Quark Employment Agreement whilst still continuing this Agreement. In the event that this Agreement is continued it shall continue as a part time basis employment agreement and Company shall negotiate any modifications to such Agreement if it desires to employ the Executive on a full time basis.

(h)           Date of Termination. “Date of Termination” means the last day that the Executive is employed by the Company under the terms of this Agreement under circumstances in which her employment is terminated in accordance with one of the foregoing provisions of this paragraph 3.

4.           Rights Upon Termination.

(a)           In the event of Termination for any reason, the Company shall:

(i)           Pay the Executive’s Salary for the period ending on the Date of Termination.

(ii)          Transfer to the Executive, within 30 days following Date of Termination, any and all allocations accrued under her Managers’ Insurance and Pension Fund and Educational Fund.

(b)           Notwithstanding any provision of this Section 4 to the contrary, the Company shall have no obligation to transfer or release the Severance Component of the Managers’ Insurance and Pension Fund in circumstances where Israeli laws denies the Executive’s right to severance payment by pursuant to Sections 17 to the Israeli Severance Payment Law 5723 - 1963.

(c)           The Company and Executive agree and acknowledge that in the event the Company transfers ownership of the Manager’s Insurance and Pension Fund to the Executive, that such transfer shall constitute the payment of any severance pay the Company is required to pay to the Executive pursuant to the Severance Pay Law (5727-1963).

5.           Confidentiality and Non-competition. In consideration for the payments and benefits contemplated by Section 2, the Executive acknowledges and agrees that simultaneous with the execution of this Agreement, she will be required to execute and comply with the Non- competition and Proprietary Information Agreement in the form attached to this Agreement as Exhibit B.

5.

6.           Representations and Warranties.

(a)           The Executive represents and warrants that: (i) the execution and delivery of this Agreement and the fulfillment of the terms hereof will not constitute a default under or breach of any agreement or other instrument to which she is a party or by which she is bound, including without limitation, any confidentiality or non competition agreement, and do not require the consent of any person or entity, (ii) she shall not utilize, during her employment with the Company any proprietary information of any of her previous employers.

(b)           The Executive shall inform the Company, immediately upon becoming aware of every matter in which she or a member of her immediate family or affiliate has a personal interest or which might create a conflict of interests with her duties to the Company.

7.           Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

8.           Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

To the Company:

Q.B.I. Enterprises Ltd.
PO Box 741
Nes Ziona 74106
Israel
Attn: Dr. Daniel Zurr

To the Executive:

Dr. Elena Feinstein, at the most recent address shown in the records of the Company.

Notices hereunder shall be deemed to be effective (a) upon receipt if delivered personally, (b) on the tenth (10th) day following the date of mailing if sent by registered or certified air mail; (c) on the second (2nd) day following the date of transmission or delivery to the overnight courier if sent by overnight courier; and (d) on the next day after the date sent by facsimile (with receipt confirmation). A party may change its address listed above by sending notice to the other party in accordance with this Section 8.

9.           Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

6.

10.         Waiver of Breach. No waiver of any party hereto of a breach of any provision of this Agreement by any other party will operate or be construed as a waiver of any subsequent breach by such other party. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

11.         Amendment. This Agreement may not be amended, modified or canceled other than by a written instrument executed by both Parties, or by their duly authorized representatives.

12.         Survival of Agreement. Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.

13.         Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements including the Prior Agreement, if any, between the Executive and the Company or its Affiliates relating to the subject matter hereof (except for the Quark Agreement).

14.         Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Israel without regard to principals of conflict of laws. Any proceeding related to or arising out of this Agreement shall be commenced, prosecuted or continued in Israel.

15.         Acknowledgement by Executive. The Executive represents to the Company that she is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that she has read this Agreement and that she understands its terms. The Executive acknowledges that, prior to assenting to the terms of this Agreement; she has been given a reasonable time to review it, to consult with counsel of her choice, and to negotiate at arm’s- length with the Company as to the contents. The Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against any party hereto.

IN WITNESS WHEREOF, the Executive has hereunto set her hand and the Company has caused these presents to be executed in its name and on its behalf, as of the date above first written.

EXECUTIVE	Q.B.I. ENTERPRISES LTD.

/s/ Elena Feinstein	By	/s/ D. Zurr
Dr. Elena Feinstein

7.

Amendment No. 1

To the

Employment Agreement

This Amendment No. 001 (the “Amendment”) to the Employment Agreement dated June 28, 2007 (the “Agreement”), is entered into as of November 26, 2007, between Dr. Elena Feinstein, (“Executive”), and QBI Enterprises, Ltd. at Weizmann Science Park, P.O. box 4071, Nes Ziona 70400, ISRAEL (hereinafter individually and collectively “QBI” or the “Company”).  Collectively, QBI and Executive are referred to as “Parties”.

WHEREAS, the Parties entered into the Agreement on June 28, 2007; and

WHEREAS, the Parties and Quark Pharmaceuticals Inc. (“Quark”) signed on a letter of termination of the Employment Agreement dated June 28, 2007 between Quark and Executive (the “Quark Agreement”) (the “Termination Letter”); and

WHEREAS, The Parties wish to amend the terms of the Agreement pursuant to the Termination Letter.

NOW, THEREFORE, the parties agree as follows:

Section 2 (a)- Base Salary- shall be deleted and replaced with the following:

(a)           The Executive shall receive base salary at an annual rate of $200,000 U.S. Dollars payable in equal installments on the regular employment payroll dates of the Company, calculated in accordance with the representative rate of exchange of the NIS against the Dollar published by the Bank of Israel as in effect on the last day of the month in respect of which the salary is paid, inclusive of travel expenses to which the Executive is entitled in accordance with applicable laws.  Said salary and travel expenses shall be paid in arrears by the 9th day of each month in respect to a preceding month in which the Executive was in employment (the “Salary”).  The Salary will be adjusted from time to time in accordance with the cost of living increments (Tossefet Yoker) which apply to all Employees in Israel.

Section 2 (g)- Vacation- shall be deleted and replaced with the following:

(g)           Vacation.  Each calendar year during the Employment Period, the Executive shall be entitled to 22 working days of vacation (or a pro rata number of days for any partial year that occurs during the Employment Period) determined in accordance with applicable employment laws of Israel and Company policies on dates to be coordinated with the Company in advance.  According to the company policy, executive shall he able to accumulate up to 44 vacation days per year.  The Executive has accumulated up until November 29, 2007 37.06 days ).  In addition, the Executive has accumulated up until November 2003:  81.76 vacation days (“additional vacation days”).  Upon mutual agreement between the Executive and the company, the “additional vacation days” will be reduced to 40.85 vacation days.  The “additional vacation days” can be also used by Executive on dates to be coordinated with the Company in advance and will not be brought into account when calculating the 44 days per year that the Executive is entitled to accumulate according to Company policy.  The Executive shall not be entitled to receive from the Company any Sabbatical Year Leave.

1.

Section 2 (k)- U.S. Health Insurance- shall be added to the contract:

Section 2 (k)- U.S. Health Insurance.  The Company shall reimburse the Executive for the Executive’s U.S. Health insurance Plan up to the yearly amount of $10,000 U.S. Dollars.  Any amount exceeding $10,000 U.S. Dollars shall he paid by the Executive.

Except as set forth in this Amendment the Agreement shall remain unchanged and in full force and effect pursuant to its terms and is hereby ratified and confirmed by the parties hereto.

In the Event that a conflict arises between the language of the Amendment and the Agreement, the language of this Amendment shall take precedence over the language of the Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to the Agreement to be executed by their duly-authorized representatives as of the Effective Date set forth above.

QBI Enterprises, Ltd.		Dr. Elena Feinstein

Signature:	/s/ D. Zurr	Signature:	/s/ Elena Feinstein

Danny Zurr CEO		29 Nov. 2007

2.

October __________, 2007

Dear Dr. Elena Feinstein:

Reference is hereby made to that certain Employment Agreement, dated June 28, 2007 between Quark Pharmaceuticals Inc. (the “Company”) and Dr. Elena Feinstein (the “ Quark Agreement’’) and the Employment Agreement between Q.B.I Enterprises Ltd. (“Q.B.I”) and Dr. Elena Feinstein, dated June 28, 2007 (the “Q.B.I Agreement”).

Notice is hereby given pursuant to Section 3 (g) to the Q.B.I Agreement, that the Quark Agreement is terminated and the Q.B.I Agreement shall continue in full force and effect.  Amendment No. 1 to the Q.B.I Agreement dated November 29, 2007 between Q.B.I and Dr. Elena Feinstein modifies the terms and conditions of Dr. Elena Feinstein employment, as Q.B.I desires to employ the Executive on a full time basis.

The Non- Compete and Proprietary Information Agreement dated May 1, 2007 between Company, Q.B.I and Dr. Elena Feinstein shall remain in full force and effect pursuant to its terms.

Quark Pharmaceuticals Inc.

By: /s/ D. Zurr

Name:

Q.B.I Enterprises Ltd

By: /s/ D. Zurr

Name:

Accepted and agreed to:

/s/ Elena Feinstein

By:  Dr. Elena Feinstein

Quark Pharmaceuticals, Inc., U.S.A., 6501 Dumbarton Circle, Fremont, CA 94555, Tel: 510-402-4020, Fax: 510-402-4021
email: quark@quarkpharma.com
QBI Enterprises Ltd., Israel, Weizmann Science Park, P.O. Box 4071, Nes Ziona 70400 Israel, Tel: 972.(0)8.930.5111, Fax: 972(0)8.940.6476
email: qbi@quarkpharma.com

Document translated from Hebrew

Appendix A

(Section 14 of the Severance Pay Law, 5723-1963)

Between:	Q. B.I. Enterprises Ltd. (hereinafter: the “Employer”)

And:	Dr. Lena Feinstein (hereinafter: the “Employee”)

Whereas
The Employer and the Employee have agreed to adopt the conditions of the General Approval regarding Employer Payments into Pension Funds and Insurance Funds in lieu of Severance Pay, published in Yalkut Pirsumim 4659 of June 30, 1998 (and amended in Yalkut Pirsumim 4803 of August 23, 1999 and in Yalkut Pirsumim 4970 of March 12, 2001), the full wording of which is attached to this Agreement and constitutes an integral part hereof (hereinafter: the “General Approval”); and

Whereas
Pursuant to the conditions of the General Approval, the Employer's payments into a pension fund and/or insurance fund in the amounts and on the conditions set out in the General Approval shall be in lieu of the severance pay owing to the Employee for the salary from out of which the aforesaid payments are made, and for the period so paid, all as set out in the conditions of the General Approval.

Therefore, the Parties declare, stipulate and agree as follows:

1.	Preamble; Interpretation

1.1	The preamble to this Agreement and the General Approval constitute an integral part of this Agreement.

1.2	All of the terms in this Agreement shall be interpreted as defined in the General Approval, unless otherwise defined in the Agreement.

2.	Employer's Undertaking

2.1
The Employer shall transfer payments for the Employee into pension funds and/or insurance funds and/or provident funds for severance pay, as set out below [where necessary, delete whichever is inapplicable]:

2.1.1	Insurance fund of Migdal Insurance Company Ltd.

2.1.2	Pension fund Makefet and supplement for provident fund for severance pay Dash Provident

2.2	In the event of amendment of the Employee's salary and/or marital status, the Employer's provisions for such payments shall be adjusted without requiring the execution of a separate agreement.

2.3
The Employer hereby waives, in advance, any right that it may have to refund of any monies from its payments unless the Employee withdraws monies from the pension fund or insurance fund other than due to an entitling event as defined in the General Approval, or if his employment with the Employer is terminated under circumstances in which a competent judicial instance has denied his entitlement to severance pay under the provisions of the Severance Pay Law, 5723-1963.

3.	Employee’s Declarations

The Employee hereby declares and confirms that it is aware and agrees that subject to the performance of the Employer's obligations under the Agreement and the conditions of the General Approval, the Employer's payments as set out in section 2 above shall be in lieu of the severance pay owed to the Employee for the salary from which the aforesaid payments were made, and for the period in which they were made.

4.	General Approval

The following is the wording of the General Approval as published in Yalkut Pirsumim 4659 of June 30, 1978 (following amendment in Yalkut Pirsumim 4803 of August 23, 1999 and in Yalkut Pirsumim 4970 of March 12, 2001).

By virtue of my authority pursuant to section 14 of the Severance Pay Law, 5723-1963, (hereinafter: the “Law”), I certify that payments made by the Employer as of the date of publication of this Certificate, for the Employee, into a comprehensive pension in an annuity fund which is not an insurance fund as defined in the Income Tax (Rules for Approval of and Management of Pension Funds) Regulations, 5724-1964 (hereinafter: a “Pension Fund”), or into an executive insurance policy which includes the ability to pay an annuity or a combination of payments into an annuity plan and a plan which is not an annuity plan, into such insurance fund (hereinafter: an “Insurance Fund”), including payments made by combining payments into a Pension Fund and an Insurance Fund, whether the Insurance Fund contains an annuity plan or not (hereinafter: “Employer Payments”) shall stand in lieu of the severance pay owing on the Salary out of which the aforesaid payments are made, and for the period paid (hereinafter: the “Severance Salary”), provided that all of the above exist:

(1)	Employer's Payments –

(a)
Into a Pension Fund shall be no less than 14.33% of the Severance Salary or 12% of the Severance Salary if the Employer also makes payments for the Employee, in addition to the above, for supplementation of severance pay into a severance pay pension fund or an Insurance Fund in the Employee’s name in the rate of 2.33% of the Severance Salary.  Where the Employer has not paid the aforesaid 2.33% in addition to the 12%, the Employer’s payments shall stand in lieu of 72% of the Employee’s severance pay only.

(b)	Into an Insurance Fund are no less than one of the following:

(1)
13.33% of the Severance Salary, if the Employer pays for the Employee, in addition to the above, for monthly salary assurance in the event of loss of capacity to work, under a plan approved by the Commissioner for Capital Markets, Insurance and Savings at the Ministry of Finance, in the rate required to assure 75% of the Severance Salary at least, or in the rate of 2.33% of the Severance Salary, whichever is the lesser (hereinafter: “Payment for Insurance of Loss of Capacity to Work”);

(2)
11% of the Severance Salary if the Employer also makes Payment for Insurance of Loss of Capacity to Work, in which case the Employer’s payments shall stand in lieu of 72% of the Employee’s severance pay only. Where the Employer, in addition to the above, makes payments in supplementation of severance pay into a severance pay pension fund or an insurance fund in the Employee’s name, in the rate of 2.33% of the Severance Salary, the Employer’s payments shall stand in lieu of 100% of the Employee’s severance pay.

(2)	No more than three months after the commencement of the Employer’s payments, a written agreement is entered into between the Employer and the Employee containing –

(a)
The Employee's consent to an arrangement under this Approval in a form setting out the Employer's payments to the Pension Fund or Insurance Fund, as the case may be, such agreement to also contain the wording of this Approval;

(b)
The employer's waiver, in advance, of any right that it might have to refund of monies from its payments, unless the employee's right to severance pay is denied in a judgment under section 16 or 17 of the Law and in the event that it is so denied or that the Employee has withdrawn monies from the pension fund or insurance fund other than with respect to an entitling event: For this purpose, “entitling event” – death, disability or retirement at age sixty or above.

(3)
This Approval shall not derogate from an employee’s right to severance pay under the Law, under a collective agreement, extension order or employment contract, in respect of salary above the exempt salary.

5.	Term of Agreement

The Agreement shall apply to the Employer's payments commencing on 6/28/2007 and shall remain in force for so long as the Employer is making payments in accordance with section (1) of the conditions of the General Approval.

In witness whereof, we have hereunto set our hands this         22nd day of November, 2007

Employer	Employee